FROM:  Sundman, Peter
SENT:  Friday, November 19, 2004 11:16 AM
TO:  All E-Mail Users at NB (Neuberger Berman)
SUBJECT:  NB Institutional Cash Fund Proxy

Dear Fellow Employee,

Joining with Lehman Brothers has created many new opportunities, among them, the opportunity to leverage Lehman's exceptional cash management capabilities. As such, we are extremely pleased to announce the reorganization of the Neuberger Berman Institutional Cash Fund, which will also draw on the talents of John Donohue, who currently heads the Cash Management product group. Over the years, John has compiled an impressive record of managing cash and money market products, and we are confident that he will perform equally well in his new role as the portfolio manager of Institutional Cash Fund.
The reorganization is being proposed to consolidate and streamline cash management at our firm. The Fund's Board of Trustees and Neuberger Berman Management Inc. believe that reorganizing into a "master-feeder" structure will help increase assets and thereby decrease the Fund's proportional expenses. (The new series will be part of a two-level master-feeder structure, as opposed to the current single-level structure.) In addition, the new structure should improve operational efficiency by centralizing the management of products with very similar investment programs. Finally, the changes will enable our investors to benefit from Lehman's extensive experience and expertise in the money market arena.

SHAREHOLDER APPROVAL

Beginning next week, all Neuberger Berman Institutional Cash Fund shareholders of record on November 2, 2004 will receive a combined Proxy Statement and Prospectus asking them to vote on a proposal to reorganize the Fund into a new fund series within an investment company called Neuberger Berman Institutional Liquidity Series.

The new series will have the same name and a substantially identical investment program as Neuberger Berman Institutional Cash Fund. Lehman Brothers Asset Management Inc. will replace Neuberger Berman, LLC as sub-adviser, but Neuberger Berman Management Inc. will remain as investment adviser. The reorganization is intended to be tax-free to investors and will not dilute their ownership interest. Neuberger Berman Management Inc. will bear all expenses associated with the transaction. The attached combined Proxy Statement and Prospectus provides details on the reorganization. If you have any questions, please call our Shareholder Servicing Department at 800-877-9700.

Thank you.

------------------------------------------------------------------------------
This message is intended only for the personal and confidential use of the designated recipient(s) named above. If you are not the intended recipient of this message you are hereby notified that any review, dissemination, distribution or copying of this message is strictly prohibited. This communication is for information purposes only and should not be regarded as an offer to sell or as a solicitation of an offer to buy any financial product, an official confirmation of any transaction, or as an official statement of Lehman Brothers. Email transmission cannot be guaranteed to be secure or error-free. Therefore, we do not represent that this information is complete or accurate and it should not be relied upon as such. All information is subject to change without notice.